Exhibit 21

Subsidiaries of Highwoods Properties, Inc.

Highwoods Realty Limited Partnership, a North Carolina limited partnership

HRLP Riverwood, LLC, a Delaware limited liability company

HRLP Fourth Avenue, LLC, a Delaware limited liability company

HRLP NC-VA, L.P., a Delaware limited partnership

*
We have omitted the names of other direct and indirect subsidiaries of Highwoods Properties, Inc. because such other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiaries of Highwoods Realty Limited Partnership

HRLP Riverwood, LLC, a Delaware limited liability company

HRLP Fourth Avenue, LLC, a Delaware limited liability company

HRLP NC-VA, L.P., a Delaware limited partnership

*
We have omitted the names of other direct and indirect subsidiaries of Highwoods Realty Limited Partnership because such other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.